Exhibit 99.1

ARRIS Appoints Bruce McClelland as New CEO – Bob Stanzione Appointed Executive Chairman

SUWANEE, Ga. – August 23, 2016 – ARRIS International plc (NASDAQ:ARRS) today announced that its Board of Directors has appointed Bruce McClelland as Chief Executive Officer effective September 1, 2016. McClelland also was appointed to serve on the Board of Directors effective the same date. Bob Stanzione will become ARRIS Executive Chairman in addition to continuing to serve as Chairman of the Board of the Company.

“Since its formation, ARRIS has grown from a small joint venture to a global leader in entertainment and communications technology,” said Bob Stanzione. “With integration efforts from the Pace acquisition substantially complete, now is the right time to transition the role of CEO to a new leader who will continue ARRIS’s growth and success. Bruce has played an integral role in transforming the Company since he joined the ARRIS Interactive Joint Venture more than 16 years ago. He will provide leadership and strategic vision to keep ARRIS and our customers ahead of today’s rapid pace of change and will ensure we remain at the forefront of tomorrow’s connected world.”

McClelland joined ARRIS in 1999 as Vice President of Engineering, leading the product development of the Company’s voice and broadband products. As the Company expanded its product offering and global presence, McClelland served in multiple roles including Group President, for products and services, and General Manager of the Customer Premises Equipment unit. In his current role as President, Network & Cloud and Global Services, McClelland is responsible for overseeing the development and delivery of a diverse portfolio of broadband and video network infrastructure products and cloud-based software solutions, along with an extensive technical and professional services organization.

McClelland came to ARRIS following 11 years at Nortel Networks/Bell Northern Research (BNR). He began his career with BNR in Ottawa, Canada and was responsible for development of Nortel’s SS7 switching products immediately prior to joining ARRIS. McClelland has a Bachelor of Electrical Engineering degree from the University of Saskatchewan.

“It is often said that a company takes on the personality of the CEO, and ARRIS is a perfect example of this adage. Bob Stanzione’s relentless focus on ‘Customer First’ has become the motto for the company,” said Bruce McClelland. “His belief in the people of ARRIS and his tireless drive to innovate and to exceed customer expectation has led ARRIS to where it is today. Our ‘on demand, always connected’ society will continue to fuel exponential Internet traffic growth, and ARRIS is in a strong position to continue to grow and deliver results for our employees, shareholders and customers. I am honored to have the opportunity to lead the ARRIS team at this exciting time in our history, and I look forward to continuing this tradition of commitment.”

Stanzione will remain with ARRIS on a full-time basis as Executive Chairman. In this role, Stanzione will focus on strategic planning and customer engagement, as well as supporting Bruce as ARRIS CEO. Stanzione was the founding President and CEO of ARRIS Interactive LLC, the joint venture between Nortel Networks and ANTEC started in 1995, which became the modern-day ARRIS. Under Stanzione’s leadership, ARRIS has grown organically as well as through acquisition, including the purchase of Motorola Home from Google and most recently the purchase of Pace. The company is now a global leader with projected 2016 revenues approaching $7 billion.

The appointment of McClelland as CEO is the culmination of a formal CEO succession process started in early 2016 by the Board of Directors. In connection with the process, the Board retained the firm of Spencer Stuart to assist with the extensive search process.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

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Forward-Looking Statements

Statements made in this press release, including those related to future revenues, are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things, projected results for the full year 2016, as well as the general outlook for 2016 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; the strengthening U.S. Dollar may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products; and we may fail to realize the expected benefits of the recently completed Pace acquisition and may incur significant additional transaction costs and/or unknown liabilities. In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: regulatory changes and their impact on our business and financial results; consolidations with our customer base and our suppliers; rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

Contacts:

Jeanne Russo

Communications

+1.215.323.1880

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2016. All rights reserved.